Exhibit 99.1

Burlington Stores, Inc. Appoints John Crimmins as Chief Financial Officer

BURLINGTON, N.J., October 15, 2019 – Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced that John Crimmins has been appointed Chief Financial Officer.  Mr. Crimmins joined the Company in 2011 and has served as interim Chief Financial Officer since September 16, 2019, in addition to his role as Executive Vice President, Finance and Chief Accounting Officer.

Michael O’Sullivan, Chief Executive Officer, said, “Given John’s financial acumen, expertise, and tenure with Burlington Stores, he is the natural choice to serve as CFO. John is an exceptionally talented and well respected leader and we are confident he will continue to play a key role as we drive growth and profitability at Burlington Stores."

Mr. Crimmins said, "I look forward to continuing to work alongside Burlington’s Board and management team to build on the Company’s progress. With Burlington’s strong financial foundation and talented management team, I am confident in the Company’s prospects for continued growth and value creation.”

Mr. Crimmins has been with Burlington Stores since 2011, most recently serving as interim Chief Financial Officer and Executive Vice President, Finance and Chief Accounting Officer. Before joining Burlington Stores, Mr. Crimmins held various roles at The Timberland Company including Chief Financial Officer, and Corporate Controller and Chief Accounting Officer from 2002 to 2009.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2018 net sales of $6.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 691 stores as of the end of the second quarter of Fiscal 2019, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including those described from time to time in our filings with the Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Investor Relations Contact:
David J. Glick
855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin
ICR, Inc.
203-682-8225